Exhibit 21


                                  SUBSIDIARIES

                              Jurisdiction                Percentage of
Name                          of Incorporation            Ownership
----                          ----------------            -------------

Teleconstruct Epetesi Kft.    Republic of Hungary              100%

Euroweb RT                    Republic of Hungary              100%